As Filed With the Securities and Exchange Commission on September 15, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLLECTORS UNIVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0846191
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1921 E. Alton Avenue, Santa Ana, California 92705

(Address of Principal Executive Offices) (Zip Code)

COLLECTORS UNIVERSE, INC.

2005 STOCK INCENTIVE PLAN

(Full title of the plan)

Michael R. Haynes, Chief Executive Officer

Collectors Universe, Inc.

1921 E. Alton Avenue

Santa Ana, California 92705

(Name and address of agent for service)

(949) 567-1234

(Telephone number, including area code, of agent for service)

Copy to:

Ben A. Frydman, Esq.

Stradling Yocca Carlson & Rauth, a Professional Corporation

660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

(949) 725-4000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	230,000 shares	$13.42	$3,086,600	$331.00

(1)	Also registered hereunder are an indeterminate number of shares which may become issuable pursuant to the anti-dilution adjustment provisions of the Registrant’s 2005 Stock Incentive Plan (the “2005 Plan”).
(2)	The aggregate offering price for the 230,000 shares of Common Stock registered hereby which may be issued under the 2005 Plan is estimated solely for the purpose of calculating the registration fee, in a accordance with Rule 457(h)(1), on the basis of the price of securities of the same class as determined in accordance with Rule 457(c), using the average of the high and low prices reported by The Nasdaq National Market for the Common Stock on September 12, 2006, which was $13.42.

The Exhibit Index appears after the signature Page of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below have been filed by Collectors Universe, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed with the Commission on September 13, 2006.

(b) The Company’s Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Commission on October 28, 2005.

(c) The description of the Company’s Common Stock that is contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on November 1, 1999, including any amendment or report filed for the purpose of updating that description.

(d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in paragraph (a) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or other document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Ben A. Frydman, who serves as a member of the Company’s Board of Directors, is a shareholder of Stradling Yocca Carlson & Rauth, a Professional Corporation, the Company’s legal counsel, which is rendering an opinion with respect to the validity of the shares of common stock of the Company being registered hereby. Mr. Frydman is the owner of 625 shares, and holds options to purchase 48,750 shares, of the Company’s common stock.

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Item 6. Indemnification of Directors and Officers.

The Company’s Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company maintains liability insurance for its officers and directors.

In addition, the Company’s Amended and Restated Certificate of Incorporation provides that, pursuant to the DGCL, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty to the Company and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Number	Description
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel to the Registrant.

10.1	Collectors Universe 2005 Stock Incentive Plan.

10.2	Form of Stock Option Agreement for Options Granted under the Plan.

10.3	Form of Restricted Stock Purchase Agreement for Stock Purchase Grants under the Plan.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (see Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Deloitte & Touche, LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page to this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 15th day of September, 2006.

COLLECTORS UNIVERSE, INC.

By:	/s/ MICHAEL R. HAYNES
Michael R. Haynes, Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Collectors Universe, Inc., do hereby constitute and appoint Michael R. Haynes, David G. Hall and Joseph Wallace, and each of them, individually, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any applicable rules, regulations, and requirements of the Securities and Exchange Commission; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ A. CLINTON ALLEN A. Clinton Allen	Chairman of the Board and Director	September 15, 2006

/s/ MICHAEL R. HAYNES Michael R. Haynes	Chief Executive Officer and Director (Principal Executive Officer)	September 15, 2006

_ David G. Hall	President and Director

/s/ JOSEPH J. WALLACE Joseph J. Wallace	Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2006

/s/ DEBORAH A. FARRINGTON Deborah A. Farrington	Director	September 15, 2006

/s/ BEN A. FRYDMAN Ben A. Frydman	Director	September 15, 2006

/s/ A. J. BERT MOYER A J. Bert Moyer	Director	September 15, 2006

_ Van D. Simmons	Director

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EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel to the Registrant.

10.1	Collectors Universe 2005 Stock Incentive Plan.

10.2	Form of Stock Option Agreement for Options Granted under the Plan.

10.3	Form of Restricted Stock Purchase Agreement for Stock Purchase Grants under the Plan.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (see Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page of this Registration Statement).

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